POPE RESOURCES REPORTS SECOND QUARTER 2009 EARNINGS
July 29, 2009

Contact: Tom Ringo VP & CFO 360.697.6626 Fax 360.697.1156
NEWS RELEASE

FOR IMMEDIATE RELEASE	Nasdaq:POPE

July 29, 2009

POPE RESOURCES REPORTS SECOND QUARTER LOSS OF $693,000

Pope Resources (Nasdaq:POPE) reported a net loss attributable to unitholders of $693,000, or $0.16 per diluted ownership unit, on revenue of $3.7 million for the second quarter ended June 30, 2009. This compares to net income attributable to unitholders of $1.7 million, or $0.36 per diluted ownership unit, on revenue of $11.3 million for the comparable period in 2008.

Net loss for the six months ended June 30, 2009 totaled $816,000, or $0.18 per diluted ownership unit, on revenue of $8.6 million. Net income for the corresponding period in 2008 totaled $2.6 million, or $0.55 per diluted ownership unit, on revenue of $17.6 million.

Cash used in operations for the quarter ended June 30, 2009 was $979,000, compared to cash provided by operations of $5.1 million for the second quarter of 2008. For the six months ended June 30, 2009, cash used in operations was $215,000, compared to cash provided by operations of $5.6 million for year-to-date 2008 results.

“Second quarter and year-to-date results for the first six months of 2009 were anemic by any standard,” said David L. Nunes, President and CEO. ”Although markets began to show significant weakness by the middle of 2008, results for 2009 were substantially poorer. Markets for both our logs and rural residential lots are as difficult as they have been in a generation, with prices and profit margins compressed by a combination of high inventories, limited demand, and continued constraints in credit markets. We entered 2009 aiming to harvest 37 million board feet (MMBF), nearly 30% below our estimated long-term sustainable harvest level of 52 MMBF. Even at this reduced harvest level, we chose to throttle back our harvest activities in the second quarter rather than push a ‘normal’ log volume onto these depressed markets. Through the first half of 2009, we harvested only 43% of this planned annual harvest volume, in contrast to 64% of the full-year total through the first half of 2008. We will be closely monitoring log market trends for the balance of the year and may elect to defer an even greater percentage of our sustainable harvest level than originally anticipated. In the face of these difficult market conditions, we implemented cost-cutting measures across all our business units at the end of the first quarter which we expect will offset a portion of the negative effects of the current market environment.”

POPE RESOURCES REPORTS SECOND QUARTER 2009 EARNINGS
July 29, 2009

Operating income in the second quarter for Fee Timber declined 89%, from $3.0 million in 2008 to $312,000 in 2009. This drop was driven primarily by a 50% reduction in our harvest volume, from 14 MMBF in 2008 to 7 MMBF in 2009, compounded by a 33% decline in average realized log price, which declined from $501 per thousand board feet (MBF) in 2008 to $338 per MBF in 2009. We consciously lowered the percentage of our planned annual harvest in the second quarter based on both poor current market conditions and the belief that markets could improve towards the end of the year. As a result, we harvested only 19% of our planned annual harvest during the second quarter, a level that is half that of the prior year in which second quarter harvest volume represented 38% of the full-year total.

For the first six months of 2008, Fee Timber operating income declined 68%, from $5.2 million in 2008 to $1.7 million in 2009. This decline was driven by the combined effect of a 34% drop in harvest volumes, from 24 MMBF in 2008 to 16 MMBF in 2009, and a 20% decrease in average realized log price, which dropped from $516 per MBF in 2008 to $415 per MBF in 2009.

Our Timberland Management & Consulting segment posted an operating loss of $45,000 for the six months ended June 30, 2009, which was an improvement on the $321,000 operating loss for the same period in 2008. This comparative improvement, however, is not expected to hold through the full year as our management contract for Cascade Timberlands was terminated in July due, in part, to inactive log markets in Cascade’s operating area.

Revenue generated by the Real Estate segment declined by $607,000 for the first six months of the year while operating performance improved slightly, with the decline in land sales activity offset by an even greater decline in operating expenses. Year-to-date operating losses for this segment were $653,000 for 2009 as compared to $706,000 in 2008.

General & Administrative expenses for the first six months of 2009 declined 8% to $1.7 million, compared to $1.9 million in the prior year.  This improvement was driven primarily by cost-cutting measures put in place at the end of the first quarter.

The financial schedules attached to this earnings release provide detail on individual segment results and operating statistics.

About Pope Resources

Pope Resources, a publicly traded limited partnership, and its subsidiaries Olympic Resource Management and Olympic Property Group, own or manage nearly 140,000 acres of timberland and development property in Washington.  In addition, we offer our forestry consulting and timberland investment management services to third-party owners and managers of timberland in Washington, Oregon, and California. We also manage, co-invest in, and consolidate two timberland investment funds that we manage for a fee. The company and its predecessor companies have owned and managed timberlands and development properties for more than 150 years. Additional information on the company can be found at www.poperesources.com.  The contents of our website are not incorporated into this release or into our filings with the Securities and Exchange Commission.

POPE RESOURCES REPORTS SECOND QUARTER 2009 EARNINGS
July 29, 2009

This press release contains a number of projections and statements about our expected financial condition, operating results, business plans and objectives. These statements reflect management's estimates based on current goals and its expectations about future developments. Because these statements describe our goals, objectives, and anticipated performance, they are inherently uncertain, and some or all of these statements may not come to pass. Accordingly, they should not be interpreted as promises of future management actions or financial performance. Our future actions and actual performance will vary from current expectations and under various circumstances the results of these variations may be material and adverse. Some of the factors that may cause actual operating results and financial condition to fall short of expectations include conditions in the housing construction and wood-products markets that affect demand for our products; factors that affect our ability to anticipate and respond adequately to fluctuations in the market prices for our products; environmental and land use regulations that limit our ability to harvest timber and develop property, including changes in those regulations; labor, equipment and transportation costs that affect our net income; the impacts of natural disasters on our timberlands and on surrounding areas; and our ability to discover and to accurately estimate liabilities associated with our properties. Other factors are set forth in that part of our Annual Report on Form 10-K entitled "Risk Factors." Other issues that may have an adverse and material impact on our business, operating results, and financial condition include those risks and uncertainties discussed in our other filings with the Securities and Exchange Commission. Forward-looking statements in this release are made only as of the date shown above, and we cannot undertake to update these statements.

Pope Resources, A Delaware Limited Partnership
Unaudited

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(all amounts in $000's, except per unit amounts)

	Three months ended June 30,		Six months ended June 30,
	2009	2008	2009	2008

Revenues	$3,666	$11,252	$8,645	$17,592
Costs and expenses:
Cost of sales	(1,882)	(6,289)	(4,080)	(8,968)
Operating expenses	(2,508)	(3,348)	(5,330)	(6,304)
Operating income (loss)	(724)	1,615	(765)	2,320
Interest income	63	218	132	613
Interest expense	(593)	(606)	(1,210)	(1,240)
Capitalized interest	313	311	618	619
Gain on SLARS redemption	3	-	3	-
SLARS impairment	-	-	(60)	-
Income (loss) before income taxes	(938)	1,538	(1,282)	2,312
Income tax expense	(5)	-	(5)	(57)
Net income (loss)	(943)	1,538	(1,287)	2,255
Net loss attributable to noncontrolling interest Timber Fund I, LP	240	145	459	369
Net loss attributable to noncontrolling interest Timber Fund II, Inc.	10	-	12	-
Net income (loss) attributable to Pope Resources' unitholders	$(693)	$1,683	$(816)	$2,624

Average units outstanding - Basic	4,529	4,583	4,561	4,601
Average units outstanding - Diluted	4,529	4,678	4,561	4,699

Basic net income (loss) per unit	$(0.16)	$0.36	$(0.18)	$0.56
Diluted net income (loss) per unit	$(0.16)	$0.36	$(0.18)	$0.55

	CONDENSED CONSOLIDATED BALANCE SHEETS
	(all amounts in $000's)

	30-Jun-09	31-Dec-08
Assets:
Pope Resources cash and cash equivalents	$9,444	$15,931
ORM Timber Funds cash and cash equivalents	1,939	2,047
Cash and cash equivalents	11,383	17,978
Other current assets	1,466	1,868
Total current assets	12,849	19,846
Roads and timber, net	91,889	92,753
Properties and equipment, net	48,949	47,946
Auction rate securities	3,678	3,619
Other assets	1,667	1,247
Total	$159,032	$165,411
Liabilities and equity:
Current liabilities	$2,877	$3,581
Long-term debt, excluding current portion	26,865	28,169
Other long-term liabilities	1,326	1,490
Total liabilities	31,068	33,240
Partners' capital	83,635	87,817
Accumulated other comprehensive income	141	-
Noncontrolling interests	44,188	44,354
Total	$159,032	$165,411

	RECONCILIATION BETWEEN NET INCOME (LOSS) AND CASH FLOWS FROM OPERATIONS
	(all amounts in $000's)

	Three months ended June 30,		Six months ended June 30,
	2009	2008	2009	2008

Net income (loss)	$(943)	$1,538	$(1,287)	$2,255
Added back:
Depletion	464	1,083	1,033	1,738
Timber depletion on HBU sale	-	-	-	126
SLARS activity	(3)	-	57	-
Depreciation and amortization	202	197	405	385
Unit compensation	144	93	303	206
Deferred taxes	(109)	-	(109)	-
Cost of land sold	116	2,344	116	2,517
Change in operating accounts	(850)	(113)	(733)	(1,588)
Cash provided by (used in) operations	$(979)	$5,142	$(215)	$5,639

	SEGMENT INFORMATION
	(all amounts in $000's)

	Three months ended June 30,		Six months ended June 30,
	2009	2008	2009	2008

Revenues:
Pope Resources Fee Timber	$2,754	$7,341	$7,274	$12,793
ORM Timber Funds	-	2,747	1	2,855
Total Fee Timber	2,754	10,088	7,275	15,648
Timberland Management & Consulting (TM&C)	303	254	511	478
Real Estate	609	910	859	1,466
Total	3,666	11,252	8,645	17,592
Operating income (loss):
Fee Timber	312	2,960	1,678	5,241
TM&C	59	(123)	(45)	(321)
Real Estate	(194)	(206)	(653)	(706)
General & administrative	(901)	(1,016)	(1,745)	(1,894)
Total	$(724)	$1,615	$(765)	$2,320

	SELECTED STATISTICS

	Three months ended		Six months ended
	2009	2008	2009	2008
Log sale volumes (thousand board feet):
Sawlogs
Douglas-fir	4,953	8,928	12,483	16,129
Whitewood	207	1,230	272	1,742
Cedar	180	392	244	460
Hardwood	271	451	390	652
Pulp
All species	1,509	3,461	2,476	4,987
Total	7,120	14,462	15,865	23,970

Average price realizations (per thousand board feet):
Sawlogs
Douglas-fir	343	525	443	546
Whitewood	290	416	294	432
Cedar	867	1,222	850	1,227
Hardwood	430	671	443	661
Pulp
All species	247	366	239	363
Overall	338	501	415	516

Owned timber acres	114,000	114,000	114,000	114,000
Acres under management	291,000	291,000	291,000	291,000
Capital expenditures ($000's)	924	301	1,704	2,286
Depletion ($000's)	464	1,083	1,033	1,864
Depreciation and amortization ($000's)	202	197	405	385
Debt to total capitalization (excludes noncontrolling interest)	25%	24%	25%	24%

	QUARTER TO QUARTER COMPARISONS
	(Amounts in $000's except per unit data)

	Q2 2009 vs. Q2 2008	Q2 2009 vs. Q1 2009
	Total	Total

Net income (loss) attributable to Pope Resources' unitholders:
2nd Quarter 2009	$(693)	$(693)
1st Quarter 2009		(123)
2nd Quarter 2008	1,683
Variance	$(2,376)	$(570)

Detail of earnings variance:
Fee Timber
Log price realizations (A)	$(1,164)	$(990)
Log volumes (B)	(3,682)	(775)
Depletion	619	105
Production costs	1,585	369
Other Fee Timber	(6)	237
Timberland Management & Consulting
Management fee changes	95	95
Other Timberland Mgmnt & Consulting	87	68
Real Estate
Land sales	(316)	140
Other Real Estate	328	125
General & administrative costs	115	(57)
Net interest expense	(140)	26
Other (taxes, noncontrolling int., impairment)	103	87
Total change in earnings	$(2,376)	$(570)

(A) Price variance calculated by extending the change in average realized price by current period volume.
(B) Volume variance calculated by extending change in sales volume by the average log sales price for the comparison period.